Exhibit 99.1

  Natus Medical Announces 2007 First Quarter Financial Results

    -- Company Reports Record First Quarter Revenue and Earnings

    -- Increases 2007 Revenue Guidance

    SAN CARLOS, Calif.--(BUSINESS WIRE)--May 3, 2007--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended March 31, 2007.

    For the first quarter ended March 31, 2007, Natus reported revenue of $27.1 million, representing a 40% increase from $19.4 million in the comparable quarter of the previous year. The Company reported net income of $1.5 million, or $0.07 per diluted share, for the first quarter of 2007, compared with a net loss of $4.7 million, or a loss of $(0.25) per share, for the first quarter of 2006.

    The results for the first quarter of 2006 included a charge for in-process research and development associated with the acquisition of Bio-logic Systems Corp. in January 2006. Excluding this charge, non-GAAP earnings were $1.2 million, or $0.06 per diluted share. The results for 2007 reflect increases in net income and earnings per share of 24% and 17%, respectively, compared to the 2006 non-GAAP results.

    During 2006 the Company completed the acquisitions of Bio-logic Systems in January, Deltamed in September, and Olympic Medical in
October. The acquisitions of Deltamed and Olympic contributed to the revenue growth in the first quarter 2007.

    As of March 31, 2007 the Company had cash, cash equivalents, and short-term investments of $16.8 million, stockholders' equity of approximately $103 million, working capital of approximately $34 million, and no long-term debt.

    Jim Hawkins, President and Chief Executive Officer of the Company, said, "I am very pleased with our results for the first quarter of 2007. We achieved outstanding results at Olympic Medical, along with solid year over year revenue results in our core Natus lines. With the integration of Olympic substantially complete, I believe we are well positioned for continued revenue and earnings growth throughout the remainder of 2007."

    "As the quarter progressed, the strength in our top-line growth gave us the confidence to invest additional resources towards building infrastructure to support our long term growth plans," added Hawkins. "As anticipated, our first quarter overhead expenses ran at a higher rate than normal."

    "We are clearly pleased with the results for Olympic, including the Olympic CFM brain monitor and Cool-Cap head-cooling system, and the strong performance of our core brands. With the transition to our direct selling approach for the Olympic product lines now complete, and the favorable revenue results for the quarter, we are increasing our revenue guidance for 2007," said Hawkins. "We are maintaining our earnings guidance for the year, as it is our intent to continue building infrastructure to achieve our aggressive growth targets for 2008 and 2009."

    2007 Guidance

    Natus increased its revenue guidance for the full year 2007. For the full year 2007, the Company now expects revenue to range from $117.5 million to $119.0 million and earnings per share to range from $0.49 to $0.52. The Company had previously said revenue would range from $115 million to $117 million.

    Natus also increased its previously announced revenue guidance for the second quarter of 2007. For the second quarter 2007, the Company expects revenue to range from $28.0 million to $28.5 million and earnings per share to range from $0.10 to $0.11. This compares to revenue of $20.0 million and earnings per share of $0.07 reported in the second quarter 2006. The Company had previously said revenue would range from $27.5 million to $28.0 million.

    For the third quarter 2007, the Company expects revenue to range from $29.5 million to $30.0 million and earnings per share to range from $0.13 to $0.14. This compares to revenue of $21.8 million and earnings per share of $0.09 reported in the third quarter 2006.

    The Company expects that it will utilize tax net operating loss carryforwards to significantly reduce its taxable income in 2007, such that it will pay taxes at a rate of only 12% to 15% for the year.

    The Company's 2007 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, however it does not include the impact of any one-time acquisition or restructuring related charges that may be incurred in 2007. All earnings per share amounts are on a diluted basis.

    Use of Non-GAAP Financial Measures

    In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp. The Company believes that the presentation of results excluding this acquisition-related charge provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

    The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    Conference Call

    Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 277-1184 for domestic callers, or (617) 597-5360 for international callers, and entering reservation code 93291375. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 89050786.

    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical Incorporated

    Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

    Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding future revenue, expenses, cash tax rates, and earnings growth, and anticipated revenue and profitability for the second quarter, third quarter, and full year 2007. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.



             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                                   Three Months Ended
                                                     March     March
                                                     2007      2006
                                                   --------- ---------

Revenue                                            $ 27,050  $ 19,383
Cost of revenue                                      10,175     7,294
                                                   --------- ---------
  Gross profit                                       16,875    12,089
                                                   --------- ---------
Operating expenses:
  Marketing and selling                               6,496     5,161
  Research and development                            3,824     2,490
  General and administrative                          4,108     2,155
  Acquired IPR&D                                          -     5,900
                                                   --------- ---------
    Total operating expenses                         14,428    15,706
                                                   --------- ---------
Income from operations                                2,447    (3,617)
                                                    --------  --------
Other income/(expense):
  Interest income                                       186       169
  Interest expense                                        -      (165)
  Other income, net                                      55      (117)
                                                   --------- ---------
    Total other income/(expense)                        241      (113)
                                                   --------- ---------
Income before provision for income tax                2,688    (3,730)

Provision for income tax                              1,169       949
                                                   --------- ---------
Net income (loss)                                  $  1,519  $ (4,679)
                                                   ========= =========
Earnings (loss) per share:
  Basic                                            $   0.07  $  (0.25)
  Diluted                                          $   0.07  $  (0.25)

Weighted-average shares used to compute
  Basic earnings per share                           21,466    18,485
  Diluted earnings per share                         22,734    18,485




             NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
          RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
                            (in thousands)

                                                Three Months Ended
                                                  March     March
                                                  2007      2006
                                                --------- ---------
GAAP based results:

  Net Income (loss)                             $  1,519  $ (4,679)

Non-GAAP adjustments:

  Acquired in-process research and development
   (see note)                                          -     5,900 (a)

Non-GAAP net income                             $  1,519  $  1,221
                                                ========= =========

Earnings per share:
  Basic                                         $   0.07  $   0.07
  Diluted                                       $   0.07  $   0.06

Weighted-average shares used to compute
   Basic earnings per share                       21,466    18,485
   Diluted earnings per share                     22,734    20,239

(a) Charges for acquired in-process research and development expense of $5,900 related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding this charges facilitates comparisons of Natus' core operating results across multiple reporting periods. Since the IPR&D charge is not expected to be tax deductible, reversal of this charge has no impact on the tax provision.


    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, 650-802-0400
             Chief Financial Officer
             InvestorRelations@Natus.com